EXHIBIT 99.1

PRESS RELEASE

905 Southfield Drive
Plainfield, Indiana  46168

February 26, 2008

LINCOLN BANCORP ANNOUNCES REVISED INCREASE TO YEAR END 2007 RESULTS

Lincoln Bancorp, Plainfield, IN, (NASDAQ GM: Symbol: LNCB) (the “Company”), the holding company of Lincoln Bank (the “Bank”), announced today that net income for the fourth quarter and the year ended December 31, 2007 is being revised upward by $150,000, or $.03 per share.  The adjustment was the result of information received recently indicating that low-income housing tax credits totaling $150,000 were generated by our limited partnership investment during 2007.  These credits were thought to have expired in 2006.  The effect of the adjustment increased net income for the fourth quarter of 2007 to $850,000, or $.17 per share for both basic and diluted earnings per share.  This compared to net income for the fourth quarter in 2006 of $495,000, or $.10 for both basic and diluted earnings per share.

Net income for the year ended December 31, 2007 is being restated to $1,749,000 or $.35 for basic and $.34 for diluted earnings per share.  This compares to net income in 2006 of $2,900,000 or $.58 for basic and $.56 for diluted earnings per share.

The book value of Lincoln Bancorp common stock was $18.63 per share at December 31, 2007 and 2006.

Lincoln Bancorp and Lincoln Bank are headquartered in Plainfield, Indiana with additional offices in Avon, Bargersville, Brownsburg, Crawfordsville, Frankfort, Franklin, Greenwood, Mooresville, Morgantown, Nashville and Trafalgar.  The Bank also has 2 loan production offices located in Carmel and Greenwood, Indiana.

Statements contained in this press release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Companies intend such forward-looking statements to be covered in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. The Companies' ability to predict results or the actual effect of future plans or strategies is inherently uncertain and involves a number of risks and uncertainties, some of which have been set forth in the Companies' most recent annual reports on Form 10-K, which disclosures are incorporated by reference herein. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.
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For additional information, contact:

Jerry R. Engle, President / CEO
Lincoln Bancorp
317-839-6539

LINCOLN BANCORP
SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY
(Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	December 31	December 31
	2007	2006
Balance Sheet Data:
Total assets	$889,314	$883,543
Loans, net (including loans held for sale)	639,791	632,996
Cash and cash equivalents	13,115	18,409
Investment securities available for sale	150,406	151,237
Deposits	656,405	655,664
Securities sold under repurchase agreements	16,767	16,864
Borrowings	109,177	103,608
Stockholders' equity	98,986	99,300

Book value per common share	$18.63	$18.63
Shares outstanding	5,312,981	5,329,687
Equity to assets	11.13%	11.24%
Non-performing assets to total assets	0.95%	0.31%
Non-performing loans to total loans	1.22%	0.38%
Allowance for loan losses to total loans	1.02%	0.96%

Three Months Ended December 31		Year Ended December 31
2007	2006	2007	2006

Operating Data:
Interest Income:
Loans	$11,167	$11,020	$44,219	$41,955
Investment securities	2,098	2,004	8,691	8,193
Deposits with financial institutions and federal funds sold	18	181	381	582
Dividend income	101	119	403	488
Total interest income	13,384	13,324	53,694	51,218
Interest Expense:
Deposits	6,573	6,650	27,039	23,638
Borrowings	1,223	1,313	4,869	5,369
Total interest expense	7,796	7,963	31,908	29,007
Net Interest Income	5,588	5,361	21,786	22,211
Provision for loan losses	500	262	957	884
Net Interest Income After Provision for Loan Losses	5,088	5,099	20,829	21,327
Other Income:
Service charges on deposit accounts	667	580	2,474	2,180
Net gains(losses) on sales of loans including unrealized gains(losses)	263	217	(693)	518
Net realized and unrealized gains (losses) on sale of available for sale and trading securities	14	10	(25)	14
Point of sale income	256	185	922	718
Loan servicing fees	96	79	346	336
Increase in cash value of life insurance	213	194	849	689
Other	233	235	1,150	974
Total other income	1,742	1,500	5,023	5,429
Other Expenses:
Salaries and employee benefits	3,121	3,070	12,295	11,663
Net occupancy expenses	599	506	2,368	2,024
Equipment expenses	393	424	1,658	1,549
Data processing expense	666	597	2,570	2,334
Professional fees	95	169	745	873
Advertising and business development	243	344	1,122	940
Core deposit intangible amortization	121	137	521	607
Other	791	777	3,213	3,053
Total other expenses	6,029	6,024	24,492	23,043
Income before income taxes	801	575	1,360	3,713
Income taxes	(49)	80	(389)	813
Net income	$850	$495	$1,749	$2,900

Basic earnings per share	$0.17	$0.10	$0.35	$0.58
Diluted earnings per share	$0.17	$0.10	$0.34	$0.56

Other Data:
Interest rate spread	2.30%	2.13%	2.19%	2.28%
Net interest margin	2.74%	2.60%	2.65%	2.73%
Return on average assets	0.38%	0.22%	0.20%	0.33%
Return on average equity	3.43%	1.97%	1.76%	2.89%